Exhibit 99.2

WALGREENS BOOTS ALLIANCE

WHOLESALE AND RETAIL BUSINESSES

UNAUDITED COMBINED CONDENSED BALANCE SHEETS
(in millions)

	November 30, 2020	August 31, 2020
Assets
Current assets:
Cash and cash equivalents	$151	$143
Accounts receivable, net	3,337	3,022
Due from Parent (see Note 10)	1,462	1,557
Inventories	1,701	1,535
Other current assets	306	376
Total current assets	6,957	6,633
Non-current assets:
Property, plant and equipment, net	547	546
Operating lease right-of-use asset	278	271
Goodwill	3,282	3,274
Intangible assets, net	661	681
Equity method investments	142	134
Other non-current assets	84	97
Total non-current assets	4,994	5,003
Total assets	$11,951	$11,636

Liabilities and equity
Current liabilities:
Short-term debt	$375	$368
Due to Parent (see Note 10)	72	60
Trade accounts payable	4,642	4,313
Operating lease obligation	82	68
Accrued expenses and other liabilities	603	679
Income taxes	19	17
Total current liabilities	5,793	5,505
Non-current liabilities:
Operating lease obligation	199	209
Due to Parent (see Note 10)	835	864
Deferred income taxes	130	131
Other non-current liabilities	71	73
Total non-current liabilities	1,235	1,277
Commitments and contingencies (see Note 6)

Equity:
Net Parent investment	5,878	5,814
Accumulated other comprehensive loss	(1,019)	(1,022)
Total equity attributable to the Business	4,859	4,792
Noncontrolling interests	64	62
Total equity	4,923	4,854
Total liabilities and equity	$11,951	$11,636

The accompanying notes to Combined Condensed Financial Statements are an integral part of these Statements.

WALGREENS BOOTS ALLIANCE

WHOLESALE AND RETAIL BUSINESSES

UNAUDITED COMBINED CONDENSED STATEMENTS OF EQUITY
(in millions)

	Three months ended November 30, 2020
	Equity attributable to
	the Business
		Accumulated
		other
	Net Parent	comprehensive	Noncontrolling	Total
	investment	income (loss)	interests	Equity
August 31, 2020	$5,814	$(1,022)	$62	$4,854
Net earnings	59	—	4	63
Other comprehensive income (loss), net of tax	—	4	—	4
Adoption of new accounting standards	(3)	—	(3)	(5)
Net transfers to Parent	8	—	—	8
November 30, 2020	5,878	(1,019)	64	4,923

	Three months ended November 30, 2019
	Equity attributable to
	the Business
		Accumulated
		other
	Net Parent	comprehensive	Noncontrolling	Total
	investment	income (loss)	interests	Equity
August 31, 2019	5,848	(1,333)	58	4,573
Net earnings	58	—	3	61
Other comprehensive income (loss), net of tax	—	175	1	176
Net transfers to Parent	(3)	—	—	(3)
November 30, 2019	$5,903	$(1,158)	$62	$4,806

The accompanying notes to Combined Condensed Financial Statements are an integral part of these Statements.

WALGREENS BOOTS ALLIANCE

WHOLESALE AND RETAIL BUSINESSES

UNAUDITED COMBINED CONDENSED STATEMENTS OF EARNINGS
(in millions)

	Three months ended November 30,
	2020	2019
Sales	$4,793	$4,359
Related party sales (see Note 10)	453	457
Total Sales	5,246	4,816
Cost of sales	4,737	4,331
Gross profit	509	486

Selling, general and administrative expenses	423	399
Operating income	87	87

Other income (expense)	—	—
Earnings before interest and income tax provision	87	87

Interest expense, net	11	13
Earnings before income tax provision	76	74

Income tax provision	20	17
Post tax earnings from equity method investments	7	4
Net earnings	63	61
Net earnings attributable to noncontrolling interests	4	3
Net earnings attributable to the Business	$59	$58

The accompanying notes to Combined Condensed Financial Statements are an integral part of these Statements.

WALGREENS BOOTS ALLIANCE

WHOLESALE AND RETAIL BUSINESSES

UNAUDITED COMBINED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME
(in millions)

	Three months ended November 30,
	2020	2019
Comprehensive income:
Net earnings	$63	$61

Other comprehensive income, net of tax:
Currency translation adjustments	4	176
Total other comprehensive income	4	176
Total comprehensive income	67	237

Comprehensive income attributable to noncontrolling interests	5	4
Comprehensive income attributable to the Business	$62	$233

The accompanying notes to Combined Condensed Financial Statements are an integral part of these Statements.

WALGREENS BOOTS ALLIANCE

WHOLESALE AND RETAIL BUSINESSES

UNAUDITED COMBINED CONDENSED STATEMENTS OF CASH FLOWS
(in millions)

	Three months ended November 30,
	2020	2019
Cash flows from operating activities:
Net earnings	$63	$61
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	37	35
Deferred income taxes	1	(2)
Earnings from equity method investments	(7)	(4)
Other	2	1
Changes in operating assets and liabilities:
Accounts receivable, net	(335)	(320)
Inventories	(171)	(220)
Other current assets	64	(3)
Trade accounts payable	336	395
Accrued expenses and other liabilities	(75)	(41)
Income taxes	2	(10)
Other non-current assets and liabilities	13	1
Accounts receivable from Parent, net	(2)	21
Net cash used for operating activities	(73)	(86)
Cash flows from investing activities:
Additions to property, plant and equipment	(20)	(14)
Net change in cash pool receivable from Parent	82	133
Net change in loan receivable from Parent	29	(1)
Net cash used for investing activities	92	118
Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	10	(13)
Other	(2)	(1)
Net distribution to Parent	(29)	(1)
Net cash used for financing activities	(21)	(15)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	1
Changes in cash, cash equivalents and restricted cash
Net increase (decrease) in cash, cash equivalents, and restricted cash	(1)	19
Cash, cash equivalents and restricted cash at beginning of period	311	319
Cash, cash equivalents and restricted cash at end of period	$310	$338

The accompanying notes to Combined Condensed Financial Statements are an integral part of these Statements.

WALGREENS BOOTS ALLIANCE

WHOLESALE AND RETAIL BUSINESSES

NOTES TO COMBINED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 1. Organization, operations and basis of presentation

Organization

These Combined Condensed Financial Statements comprise certain pharmaceutical wholesale and retail pharmacy operations (the “Business”) of Walgreens Boots Alliance, Inc. (“WBA”).

Pharmaceutical wholesale operations comprise businesses located in the United Kingdom, France, Turkey, Spain, the Netherlands, Egypt, Norway, Romania, Czech Republic and Lithuania. Sales within these businesses are principally derived from wholesaling and distribution of a comprehensive offering of brand name and generic pharmaceuticals, health and beauty products, home healthcare supplies and equipment and related services to pharmacies, doctors, health centers and hospitals.

Retail pharmacy operations comprise retail stores in Norway, the Netherlands and Lithuania. Sales within these businesses are principally derived from pharmacy led sales of prescription drugs and health and wellness, beauty and personal care and other consumer products.

On January 6, 2021, WBA entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with AmerisourceBergen. Pursuant to the terms and subject to the conditions set forth in the Share Purchase Agreement, AmerisourceBergen will purchase the Business for approximately $6.5 billion, comprised of $6.275 billion in cash, subject to certain purchase price adjustments, and 2 million shares of AmerisourceBergen common stock.

Basis of presentation

The Business’s Combined Condensed Financial Statements have been prepared on a stand-alone basis and reflect a combination of entities and portions of certain entities under common control that have been “carved out” of and derived from the WBA historical consolidated financial statements and accounting records. Accordingly, WBA’s net investment in this Business (“Net Parent Investment”) is presented in lieu of a controlling interest’s equity in the Combined Condensed Financial Statements. Therefore, the Combined Condensed Financial Statements reflect the Business’s historical combined financial position, results of operations and cash flows as the Business was historically operated as part of WBA. As a result, the Business’s Combined Condensed Financial Statements may not be indicative of the Business’s future performance and do not necessarily reflect what the Business’s Combined Condensed results of operations, financial condition and cash flows would have been had the Business operated as a separate Business during the periods presented.

The Business is comprised of certain stand-alone legal entities for which discrete financial information is available, as well as portions of legal entities for which discrete financial information is not available (shared legal entities). For the shared legal entities for which discrete financial information was not available, allocation methodologies were applied to certain accounts to allocate amounts to the Business as discussed further in Note 10 – Related parties. The Combined Condensed Statements of Earnings include all sales and costs directly attributable to the Business, including costs for facilities, functions and services used by the Business. Certain shared costs and benefits have been directly charged to the Business based on direct usage or other allocation methods.

The Business participates in certain shared cash pool arrangements with WBA but retains a legal right to cash balances swept by WBA. WBA funds the Business’s operating and investing activities as needed. This arrangement is not reflective of the manner in which the Business would have been able to finance its operations had it been a stand-alone business separate from WBA during the periods presented. Cash pooling arrangements along with transfers to and from WBA’s cash management accounts are reflected in the Combined Condensed Balance Sheets as current amounts Due to and Due from Parent, and in the Combined Condensed Statements of Cash Flows as net investing activities. These Due to and Due from Parent balances are expected to be settled in the ordinary course of business.

The Combined Condensed Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The Business uses the equity method of accounting for equity investments in less than majority-owned companies if the investment provides the ability to exercise significant influence. All transactions between the entities comprising the Business have been eliminated. As described in Note 10 – Related parties, all significant transactions between the Business and WBA have been included in these Combined Condensed Financial Statements.

The combined operations of the Business are treated as if it was a separate taxpayer following the separate return methodology. See Note 7 – Income taxes.

The preparation of the Combined Condensed Financial Statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These estimates are based on the information available at the time, historical experience and various other assumptions believed to be reasonable under the circumstances including estimates of the impact of coronavirus COVID-19 ("COVID-19"). Significant estimates inherent in the preparation of these Combined Condensed Financial Statements include, but are not limited to, accounting for inventory, evaluation of goodwill and other assets for impairment, income taxes and other contingencies.

The impact of COVID-19 on the Business’s financial results depends on numerous evolving factors including, but not limited to, the severity and duration of COVID-19, and the potential impact to the customers, team members, suppliers, vendors, business partners, and distribution channels of the Business.

Management of the Business have evaluated subsequent events through January 29, 2021 which is the date of issuance or the date on which the financial statements were available to be issued.

The Combined Condensed Financial Statements included herein are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations, although the Business believes that the disclosures are adequate to make the information presented not misleading. These unaudited Combined Condensed Financial Statements should be read in conjunction with the audited financial statements and the notes thereto for the fiscal year ended August 31, 2020. In the opinion of management, the unaudited Combined Condensed Financial Statements for the interim periods presented include all adjustments necessary to present a fair statement of the results for such interim periods.

Certain amounts in the Combined Condensed Financial Statements and associated notes may not foot due to rounding.

Note 2. Exit and disposal activities

Transformational Cost Management Program

On December 20, 2018, WBA announced a transformational cost management program that is currently expected to deliver in excess of $2 billion of annual cost savings by fiscal 2022 for WBA (the “Transformational Cost Management Program”). The Transformational Cost Management Program, which is multi- faceted and includes optimization initiatives, global smart spending, global smart organization and the transformation of the information technology (IT) capabilities, is designed to help WBA achieve increased cost efficiencies.

Since the inception of the Transformational Cost Management Program to November 30, 2020, the Business has recognized cumulative pre-tax charges to net income of $214 million, which were primarily recorded within selling, general and administrative expenses. These charges included $116 million in asset impairments and $98 million in employee severance, business transition and other exit costs.

Costs related to exit and disposal activities under the Transformational Cost Management Program, which were recorded in selling, general and administrative expenses in the fiscal years ended November 30, 2020 and 2019, are as follows (in millions):

	Three months ended November 30,
	2020	2019
Employee severance, business transition and other costs	3	5
Total pre-tax exit and disposal charges	$3	$5

The changes in liabilities related to the exit and disposal activities under Transformational Cost Management Program include the following (in millions):

Employee severance, business transition and other costs
Balance at August 31, 2020	$60
Costs	3
Payments	(3)
Balance at November 30, 2020	$60

Note 3. Leases

The Business leases certain warehouses, distribution centers, office space, land, retail stores and equipment. Lease may include cancellation clauses or renewal options. The commencement date of all lease terms is the earlier of the date the Business becomes legally obligated to make rent payments or the date the Business has the right to control the property. The Business recognizes operating lease rent expense on a straight-line basis over the term of the lease. In addition to minimum fixed rentals, some leases provide for contingent rentals based upon a portion of sales.

Finance lease obligations as of November 30, 2020 and August 31, 2020 was $9 million and $10 million respectively.

Supplemental balance sheet information related to leases were as follows (in millions):

	November 30, 2020	August 31, 2020
Operating leases:
Operating lease right-of-use assets	$278	$271

Operating lease obligations – current	82	68
Operating lease obligations – non-current	199	209
Total operating lease obligations	$281	$277

Supplemental income statement information related to leases were as follows (in millions):

	Three months ended November 30,
	2020	2019
Operating lease cost
Fixed	$21	$19
Variable[1]	2	4

1 Includes real estate property taxes, common area maintenance and insurance

Other supplemental information was as follows (in millions):

	Three months ended November 30,
	2020	2019
Cash paid for amounts included in the measurement of lease obligations
Operating cash flows from operating leases	$15	$9
Right-of-use assets obtained in exchange for new lease obligations:
Operating leases	19	6

Average lease term and discount rate as of November 30, 2020 and August 31, 2020 were as follows (in millions):

Weighted average terms and discount rates:	November 30, 2020	August 31, 2020
Weighted average remaining lease term in years:
Operating leases	6.9	6.9
Weighted average discount rate
Operating leases	3.47%	3.42%

The following table is a summary of the future minimum lease payments as of November 30, 2020 (in millions):

Future lease payments:

Fiscal year	Operating lease
2021(Remaining period)	$58
2022	63
2023	47
2024	38
2025	30
2026	19
Later	57
Total undiscounted minimum lease payments	$312
Less: Present value discount	(31)
Lease liability	$281

Note 4. Goodwill and other intangible assets

Goodwill and indefinite-lived intangible assets are evaluated for impairment annually during the fourth quarter or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit or intangible asset below its carrying value. Based on the annual impairment evaluation completed as of June 1, 2020 valuation date, the fair value of the Business’s reporting units exceeded the carrying amounts.

The determination of the fair value of the reporting units requires the Business to make significant estimates and assumptions including the business and financial performance of the Business’s reporting units, as well as how such performance may be impacted by COVID-19.

Although the Business believes its estimates of fair value are reasonable, actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions, including the impact of COVID-19, could have a significant impact on either the fair value of the reporting units and indefinite-lived intangibles, the amount of any goodwill and indefinite-lived intangible impairment charges, or both. These estimates can be affected by a number of factors including, but not limited to, the impact of COVID-19, its severity, duration and its impact on global economies, general economic conditions as well as our profitability. The Business will continue to monitor these potential impacts, including the impact of COVID-19 and economic, industry and market trends and the impact these may have on the Business.

Changes in the carrying amount of goodwill are presented below (in millions):

Carrying amount
of goodwill
August 31, 2020	$3,274
Cumulative translation adjustments	9
November 30, 2020	$3,282

The carrying amount and accumulated amortization of intangible assets consists of the following (in millions):

	November 30, 2020	August 31, 2020
Gross amortizable intangible assets
Customer relationships	$888	$886
Trade names, trademarks and other	63	63
Total gross amortizable intangible assets	951	949
Accumulated amortization
Customer relationships	$443	$422
Trade names, trademarks and other	33	31
Total accumulated amortization	476	453
Total amortizable intangible assets, net	$475	$496

Indefinite-lived intangible assets (Tradenames and Trademarks)	$186	$185

Total intangible assets, net	$661	$681

Amortization expense for intangible assets was $21 million and $19 million for the three months ended November 2020 and 2019, respectively. Estimated future annual amortization expense for the next five fiscal years for intangible assets recorded at November 30, 2020 is as follows (in millions):

	2022	2023	2024	2025	2026
Estimated annual amortization expense	$79	$79	$79	$78	$74

Note 5. Debt

Short-term debt represents a mix of fixed and variable rate debt with various maturities and working capital facilities denominated in various currencies. The carrying values of short-term debt approximated their respective fair values due to their short-term nature.

Interest paid on short-term debt was $9 million and $10 million for the three months ended November 30, 2020 and 2019, respectively.

Note 6. Commitments and contingencies

The Business is involved in legal proceedings, including litigation, investigations, inspections, claims, inquiries and similar actions by pharmacy, healthcare, tax and other governmental authorities, arising in the normal course of the business. Legal proceedings, in general, can be expensive and disruptive. Some of these claims may purport to be or may be determined to be class actions and/or involve parties seeking large and/or indeterminate amounts, including punitive or exemplary damages, and may remain unresolved for several years. From time to time, the Business is also involved in legal proceedings as a plaintiff involving antitrust, tax, contract, intellectual property and other matters.

Like other companies in the retail pharmacy and pharmaceutical wholesale industries, the Business is subject to extensive regulation by national, state and local government agencies of countries in which it operates. There continues to be a heightened level of review and/or audit by regulatory authorities of, and increased litigation regarding, the Business’s and the rest of the health care and related industry’s business, compliance and reporting practices. As a result, the Business may regularly be the subject of government actions of the types described above.

The results of legal proceedings, including government investigations, are often uncertain and difficult to predict, and the costs incurred in these matters can be substantial, regardless of the outcome. With respect to litigation and other legal proceedings where the Business has determined that a loss is reasonably possible, the Business is unable to estimate the amount or range of reasonably possible loss due to the inherent difficulty of predicting the outcome of and uncertainties regarding such litigation and legal proceedings. The Business believes that its defenses and assertions in pending legal proceedings have merit and does not believe that any of these pending matters, after consideration of applicable reserves and rights to indemnification, will have a material adverse effect on the Business’s Combined Condensed financial position. However, substantial unanticipated judgments, fines and rulings do sometimes occur. As a result, the Business could from time to time incur judgments, enter into settlements or revise its expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on its results of operations in the period in which the amounts are accrued and/or its cash flows in the period in which the amounts are paid. In addition, as a result of governmental investigations or proceedings, the Business may be subject to damages, civil or criminal fines or penalties, or other sanctions, including the possible suspension or loss of licensure and/or suspension or exclusion from participation in government programs.

On July 25, 2019, the Competition and Markets Authority (“CMA”) issued a Statement of Objections against the Business which provisionally considers that the Business entered into arrangements to buy Nitrofurantoin from two suppliers and that these arrangements prevented or restricted competition. It is not a finding of infringement nor does it necessarily lead to an infringement decision. The Business takes UK competition law very seriously and does not believe that UK competition law has been infringed. The Business has reviewed the CMAs provisional position, as specified in its Statement of Objections, and responded in detail to the allegations. The Business continues to defend its position whilst working constructively with the CMA. The CMA’s final decision on the case outcome is expected in Spring 2021 and it is possible that the CMA may impose a financial penalty on the Business if it determines that competition law has in fact been infringed. Any penalty will be determined in accordance with applicable provisions of competition law.

Gain contingencies, if any, are recognized when they are realized.

Note 7. Income taxes

The effective tax rate for the three months ended November 30, 2020 was 26.38%, primarily due to earnings in various jurisdictions taxed at different statutory tax rates. The effective tax rate for the three months ended November 30, 2019 was 22.88%, primarily due to earnings in various jurisdictions taxed at different statutory tax rates.

Income taxes paid for the three months ended November 30, 2020 were $7 million, compared to $5 million for the three months ended November 30, 2019.

During the next twelve months, based on current knowledge, it is reasonably possible that no unrecognized tax benefits could decrease in the next twelve months due to anticipated tax audit settlements and the expirations of statutes of limitations associated with tax positions related to multiple tax jurisdictions..

Note 8. Retirement benefits

The Business sponsors several retirement plans, including defined benefit plans and defined contribution plans.

Defined benefit pension plans

The Business has unfunded defined benefit pension plans in Turkey and France. The total of net periodic pension cost for the three months ended November 30, 2020 and 2019 is $1 million.

The Business plans to make $2 million of expected contributions for the whole year to its defined benefit pension plans in fiscal 2021.

Defined contribution plans

The Business has defined contribution arrangements for current employees. The largest scheme is the UK’s Alliance Healthcare Retirement Savings Plan, to which both the Business and participating employees contribute. The cost recognized in the Combined Condensed Statement of Earnings was $9 million and $11 million for the three months ended November 30, 2020 and 2019, respectively.

Note 9. Accumulated other comprehensive income (loss)

The following is a summary of net changes in accumulated other comprehensive income by component, net of tax (in millions):

	Pension/
	post-	Cumulative
	retirement	translation
	obligations	adjustments	Total
Balance at August 31, 2020	$(7)	$(1,015)	$(1,022)
Other comprehensive income	—	4	4
Balance at November 30, 2020	$(7)	$(1,012)	$(1,019)

	Pension/
	post-	Cumulative
	retirement	translation
	obligations	adjustments	Total
Balance at August 31, 2019	$(4)	$(1,329)	$(1,333)
Other comprehensive income	—	175	175
Balance at November 30, 2019	$(4)	$(1,154)	$(1,158)

Note 10. Related parties

The Business, as part of its operations, has related party transactions and outstanding balances with Parent, WBA.

Corporate costs allocations

The Business’s Combined Condensed Financial Statements include allocation of corporate costs incurred by WBA, for services that are provided to or on behalf of the Business, using consistent and reasonable method based on gross profit metric. However, the expenses reflected in the Combined Condensed Financial Statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Business historically operated as a separate, stand-alone entity.

Allocated corporate costs included in Selling, general and administrative expense were for shared services and infrastructure provided, which includes costs such as information technology, accounting, legal, risk and insurance services, treasury, shareholder services and other corporate and infrastructure services. The Combined Condensed Statements of Earnings includes allocations of WBA’s general corporate costs of $5 million and $4 million for the three months ended November 30, 2020 and 2019, respectively. All allocated corporate costs have been deemed paid by the Business to WBA in the period in which the cost was recognized in the Combined Condensed Statements of Income. These costs are included as cash outflow from the operating activities.

Sales to and purchases from Parent

The Business sold products to WBA of $453 million and $457 million in the three months ended November 30, 2020 and 2019, respectively. The Business purchased products from WBA aggregating $36 million and $35 million in the three months ended November 30, 2020 and 2019, respectively.

Related party balances

The amounts due to and from Parent, WBA and affiliates are as follows (in millions):

–Current assets

	November 30, 2020	August 31, 2020
Trade accounts receivable	$265	$255
Debt due from Parent [1]	1,197	1,302
Total due from Parent	$1,462	$1,557

–Current liabilities

	November 30, 2020	August 31, 2020
Trade accounts payable	$53	50
Debt due to Parent [2]	18	8
Other	1	2
Total due to Parent	$72	$60

–Noncurrent liabilities

	November 30, 2020	August 31, 2020
Due to Parent – Other	$835	$864

[1]	Debt due from Parent includes cash pool receivables from Parent classified as investing activities in the Combined Condensed Statements of Cash Flows.
[2]	Debt due to Parent includes interest bearing debt. Total interest expense payable to Parent, recognized in the Combined Condensed Statement of Earnings was $8 million and $9 million in the three months ended November 30, 2020 and 2019, respectively.

Note 11. New accounting pronouncements

Adoption of new accounting pronouncements

Financial Instruments

In March 2020, FASB issued ASU 2020-03. This ASU improves and clarifies various financial instruments topics. The ASU includes seven different issues that describe the areas of improvement and the related amendments to GAAP, intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The Business adopted the new standard effective September 1, 2020 and the adoption did not have any impact on the Business’s results of operations, cash flows or financial position.

Investments - equity securities

In April 2019, the Financial Accounting Standard Board ("FASB") issued Accounting Standards Update ("ASU") 2019-04, Codification Improvements to Financial Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Financial Instruments (Topic 825). This extensive ASU provides clarifications for three topics related to financial instruments accounting, some of which apply to the Business. For example, this ASU clarifies the disclosure requirements that apply to equity securities without a readily determinable fair value for which the measurement alternative is elected. The Business adopted the new standard effective September 1, 2020 and the adoption did not have any impact on the Business’s results of operations, cash flows or financial position.

Compensation – retirement benefits – defined benefit plans

In August 2018, the FASB issued ASU 2018-14, Compensation - Retirement benefits (Topic 715-20). This ASU amends ASC 715 to add, remove and clarify disclosure requirements related to defined benefit pension and other postretirement plans. The ASU eliminates the requirement to disclose the amounts in accumulated other comprehensive income expected to be recognized as part of net periodic benefit cost over the next year. The ASU also removes the disclosure requirements for the effects of a one-percentage-point change on the assumed health care costs and the effect of this change in rates on service cost, interest cost and the benefit obligation for postretirement health care benefits. The Business adopted the new standard effective September 1, 2020 and the adoption did not have any impact on the Business’s results of operations, cash flows or financial position.

Financial instruments - credit losses

In June 2016, the FASB issued ASU 2016-13: Measurement of Credit Losses on Financial Instruments (Topic 326), which amends the Board’s guidance on the impairment of financial instruments. The ASU adds to U.S. GAAP an impairment model that is based on expected losses rather than incurred losses, which is known as the current expected credit loss ("CECL") model. The CECL model applies to most debt instruments (other than those measured at fair value), trade and other receivables, financial guarantee contracts, and loan commitments. The Business adopted the new standard effective September 1, 2020, using a modified retrospective transition method, which requires a cumulative- effect adjustment of $3 million to the opening balance of net parent investment to be recognized on the date of adoption with prior periods not restated. The adoption did not have a material impact on the Business’s financial position, cash flows or results of operations.

New accounting pronouncements not yet adopted

Codification Improvements – Disclosures

In October 2020, the FASB issued ASU 2020-10, Codification Improvements - Disclosures. This ASU improves consistency by amending the codification to include all disclosure guidance in the appropriate disclosure sections and clarifies application of various provisions in the Codification by amending and adding new headings, cross referencing to other guidance, and refining or correcting terminology. This ASU is effective for fiscal years beginning after December 15, 2020 (fiscal 2022). This ASU will not affect the Businesss results of operations, cash flows or financial position. The Business does not expect to have a material impact on the disclosures to the financial statement of the Business.

Effects of Reference Rate Reform on Financial Reporting

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedient and exceptions for applying generally accepted accounting principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. In response to the concerns about structural risks of interbank offered rates ("IBORs") and, particularly, the risk of cessation of the London Interbank Offered Rate ("LIBOR"), regulators in several jurisdictions around the world have undertaken reference rate reform initiatives to identify alternative reference rates that are more observable or transaction based and less susceptible to manipulation. The ASU provides companies with optional guidance to ease the potential accounting burden associated with transitioning away from reference rates that are expected to be discontinued. The ASU can be adopted no later than December 1, 2022 (fiscal year 2023) with early adoption permitted. The Business is evaluating the effect of adopting this new accounting guidance.

Investments - equity securities; Investments—Equity Method and Joint Ventures; Derivatives and Hedging

In January 2020, the FASB issued ASU 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815). The amendments in this ASU clarify the interaction between the accounting for investments in equity securities, investment in equity method and certain derivatives instruments. The ASU is expected to reduce diversity in practice and increase comparability of the accounting for these interactions. This ASU is effective for fiscal years beginning after December 15, 2020 (fiscal 2022). The Business is evaluating the effect of adopting this new accounting guidance but does not expect adoption will have a material impact on the Businesss results of operations, cash flows or financial position.

Income taxes - simplifying the accounting for income taxes

In December 2019, the FASB issued ASU 2019-12: Simplifying the Accounting for Income Taxes (Topic 740), which removes certain exceptions to the general principles in Topic 740 and improves consistent application of and simplifies GAAP for other areas of Topic 740 by clarifying and amending existing guidance. This ASU is effective for fiscal years beginning after December 15, 2020 (fiscal 2022), and interim periods within those fiscal years, with early adoption permitted. The Business is evaluating the effect of adopting this new accounting guidance but does not expect adoption will have a material impact on the Businesss disclosures.

Note 12. Supplemental Information

Accounts receivable

Accounts receivable are stated net of allowances for doubtful accounts. Accounts receivable balances primarily consist of trade receivables due from customers, including amounts due from third party providers (e.g., pharmacy benefit managers, insurance companies and governmental agencies), clients and members. Trade receivables were $3.2 billion and $2.9 billion at November 30, 2020 and August 31, 2020. Other accounts receivable balances consist primarily of receivables from vendors and manufacturers. The carrying values of trade accounts receivable and trade accounts payable approximated their respective fair values due to their short-term nature.

In developing an estimate of the allowances for doubtful accounts, the Business considers historical information, current conditions and all reasonable and supportable forecasts of future economic conditions over the contractual life of the receivable. The allowance for doubtful accounts for trade receivables at November 30, 2020 and August 31, 2020 was $41 million and $35 million, respectively.

Factoring arrangements

The Business entered into factoring agreements with various European financial institutions to sell accounts receivable under non-recourse agreements, transferring effective control and risk related to the receivables. These transactions are treated as a sale and were accounted for as a reduction in accounts receivable. The cost of factoring such accounts receivable, is reflected in the Combined Condensed Statement of Earnings within Selling, general and administrative expenses. The Business expects to continue to use this factoring arrangement periodically to assist with our general working capital requirements.

Depreciation and amortization

Depreciation and amortization expense for property, plant and equipment, including capitalized system development costs and software, was $16 million for the three months ended November 30, 2020 and 2019.

Accumulated depreciation and amortization on property, plant and equipment was $0.4 billion at November 30, 2020 and $0.3 billion at August 31, 2020.

Restricted cash

The Business is required to maintain certain cash deposits with banks mainly consisting of deposits restricted under contractual agency agreements and cash restricted by law and other obligations. At November 30, 2020 and August 31, 2020, the amount of such restricted cash was $159 million and $168 million, respectively, and is reported in other current assets on the Combined Condensed Balance Sheets.

The following represents a reconciliation of cash and cash equivalents in the Combined Condensed Balance Sheets to total cash, cash equivalents and restricted cash in the Combined Condensed Statements of Cash Flows as of November 30, 2020 and August 31, 2020 (in millions):

	November 30, 2020	August 31, 2020
Cash and cash equivalents	$151	$143
Restricted cash (included in other current assets)	159	168
Cash, cash equivalents and restricted cash	$310	$311